Exhibit 99.1

Nara Bancorp Reports Second Quarter Financial Results

Quarterly Highlights:

  Decline in early stage delinquencies and total watch list loans
  Core deposits increase by $328 million
  Liquid assets and investment securities exceed $1 billion
  Capital levels remain strong

LOS ANGELES--(BUSINESS WIRE)--July 23, 2009--Nara Bancorp, Inc. (the “Company”) (NASDAQ:NARA), the holding company of Nara Bank (the “Bank”) reported a net loss of $6.0 million, or ($0.27) per diluted share, for second quarter 2009, compared to net income of $1.9 million, or $0.07 per diluted share, for second quarter 2008, and net loss of $3.2 million, or ($0.16) per diluted share, for first quarter 2009.

Min Kim, President and Chief Executive Officer, said, “As expected, net charge-offs and the provision for loan losses remained elevated during the second quarter, as we continued to aggressively work through our problem loans. However, we are beginning to see some encouraging signs of stabilization in our loan portfolio. During the second quarter, inflows into early-stage delinquencies slowed and the total dollar amount of loans on our ‘watch list’ declined for the first time in more than a year. The credit costs we incurred in the second quarter are primarily related to lending relationships that we had previously identified as problem loans. The continuation of these stabilizing trends, in addition to our strong levels of capital and allowance for loan losses, positions us well to effectively manage through the economic downturn.

“We were also pleased with our continued success in deposit gathering. During the second quarter, we increased core deposits by $328 million, which was partially driven by the opening of our new branch in Fort Lee, New Jersey. The growth in core deposits has a short-term negative impact on our net interest margin, as we do not have sufficient opportunities to immediately redeploy these funds into higher yielding assets. However, the substantial liquidity we have built provides the Bank with good opportunities to acquire assets or reduce higher cost liabilities going forward,” said Ms. Kim.

Financial Highlights

	2009 Second Quarter	2008 Second Quarter	2009 First Quarter
	(Dollars in thousands)
Net income (loss)	$(6,008)	$1,853	$(3,180)
Diluted earnings (loss) per share	$(0.27)	$0.07	$(0.16)
Net interest income	$21,260	$24,156	$20,439
Net interest margin	2.94%	3.97%	3.16%
Non-interest income	$3,785	$3,325	$4,365
Non-interest expense	$16,822	$14,840	$15,248
Net loans receivable	$2,029,973	$2,092,807	$2,037,724
Deposits	$2,439,795	$1,928,580	$2,098,312
Non-performing loans	$30,850	$25,222	$41,337
ALLL to total loans	2.42%	1.32%	2.42%
ALLL to non-performing loans	163%	111%	122%
Provision for loan losses	$19,000	$9,652	$15,670
Efficiency ratio	67.17%	54.00%	61.47%

Operating Results for Second Quarter 2009

Net Interest Income and Net Interest Margin. Second quarter 2009 net interest income before provision for loan losses was $21.3 million, a decrease of 12% from second quarter 2008. The decline in net interest income was due to the decline in the net interest margin, as well as a significant shift in asset allocation from loans receivable to liquid assets and investment securities with lower yields.

Second quarter 2009 net interest margin (net interest income divided by average interest-earning assets) decreased 103 basis points to 2.94% from 3.97% for second quarter 2008. For the twelve months ended June 30, 2009, the targeted Fed funds rate declined 175 basis points, and the Bank’s interest-earning assets re-priced downward faster than its interest-bearing liabilities.

As the recession unfolded during 2008 and 2009, the Bank focused on building strong on-balance sheet liquidity. Total deposits grew 27% year over year, with a substantial portion of the growth occurring during second quarter 2009. These funds were invested into securities, federal funds and cash at the Federal Reserve, which enabled the Bank to substantially increase its liquidity position. However, the lower yield on the more liquid assets adversely affected the net interest margin. During this same twelve month period, the reduced demand for loans by borrowers, as well as the stricter underwriting, caused gross loans receivable to decline 2%. As loan demand improves, the Bank will be able to convert liquid assets to higher-yielding assets without resorting to wholesale funding sources.

The weighted average yield on the loan portfolio for second quarter 2009 decreased 99 basis points to 6.20% from 7.19% for the same period last year. The decrease was the result of the prime rate-based portion of the loan portfolio repricing downward as market interest rates continued to decline due to reductions in interest rates by the Federal Reserve throughout 2008. The prime rate decreased 175 basis points, consistent with the fed funds rate cuts. This was partially mitigated by the fixed rate loans in the portfolio. At June 30, 2009, fixed rate loans were 50% of the loan portfolio. The weighted average yield on the variable rate and fixed rate portfolios (excluding loan discount accretion) at June 30, 2009 was 4.66% and 7.61%, respectively, compared to 6.02% and 7.67% at June 30, 2008.

The weighted average yield on securities available for sale for second quarter 2009 decreased 72 basis points to 4.31% from 5.03% for the same period last year. The decrease was primarily due to variable rate agency CMO investment securities repricing downward as one month LIBOR rates declined. The variable rate agency CMO portfolio was $77.4 million at June 30, 2009, compared to $112.9 million at June 30, 2008.

The weighted average cost of deposits for second quarter 2009 decreased 55 basis points to 2.35% from 2.90% for the same period last year. The cost of time deposits decreased 92 basis points to 2.76% from 3.68% for the same period last year.

The weighted average cost of FHLB advances for second quarter 2009 remained stable at 3.73% for second quarter 2009, compared to 3.74% for second quarter 2008.

Following are the weighted average data on a spot rate basis at June 30, 2009 and 2008:

	June 30,
	2009	2008
Weighted average loan portfolio yield (excluding discounts)	6.13%	6.87%
Weighted average securities available-for-sale portfolio yield	4.60%	4.88%
Weighted average cost of deposits	2.27%	2.75%
Weighted average cost of total interest-bearing deposits	2.62%	3.36%
Weighted average cost of FHLB advances	3.75%	3.76%

Sequentially, second quarter 2009 net interest income before provision for loan losses increased $821 thousand, or 4%, from first quarter 2009. The increase was attributable to an increase in average earning assets, offset by a decline in net interest margin. Average interest-earning assets increased $311.4 million, or 12%, during second quarter 2009. The net interest margin decreased 22 basis points to 2.94% for second quarter 2009 from 3.16% for first quarter 2009.

Non-accrual loan interest reversed was $169 thousand, $292 thousand, and $394 thousand for second quarter 2009, second quarter 2008, and first quarter 2009, respectively. Excluding this effect, the net interest margin for second quarter 2009, second quarter 2008, and first quarter 2009 was 2.96%, 4.02%, and 3.23%, respectively.

Prepayment penalty income for second quarter 2009, second quarter 2008 and first quarter 2009 was $145 thousand, $580 thousand and $147 thousand, respectively. Excluding the effects of both non-accrual loan interest income and prepayment penalty income, the net interest margin for second quarter 2009, second quarter 2008 and first quarter 2009 was 2.94%, 3.92% and 3.20%, respectively.

Non-interest Income. Second quarter 2009 non-interest income was $3.8 million, an increase of $460 thousand, or 14% compared to second quarter 2008. The increase is primarily due to recognition of an other-than-temporary impairment (“OTTI”) charge on a non-agency asset backed security of $1.7 million during second quarter 2008. Excluding this charge, non-interest income decreased $1.3 million, or 25%. This decrease was primarily due to a $633 thousand valuation difference in interest swaps. In addition, during second quarter 2009, the Bank recognized a loss on sale of OREO of $184 thousand and lower gains on sales of securities available for sale.

Net gains on sales of loans were $542 thousand for second quarter 2009, a decrease of $84 thousand from $626 thousand for second quarter 2008. Included in the results for second quarter 2009 was a net gain of $523 thousand recognized from the sale of a problem loan that had been transferred to loans held for sale during first quarter 2009 and $32 thousand in loan discounts recognized on SBA loans that were paid off. During second quarter 2008, the Company had net gains of $459 thousand on the sales of SBA loans, $71 thousand from the recognition of discount from paid-off loans, and $95 thousand from the sale of other commercial real estate loans.

There were no sales of SBA loans during second quarter 2009 compared to $12.0 million during second quarter 2008.

Net gains on sales of securities available-for-sale were $220 thousand for second quarter 2009, a decrease of 44% from $393 thousand for second quarter 2008. During second quarter 2009, a total of $32.3 million in available-for-sale MBS securities were sold, compared to $21.9 million during second quarter 2008.

Sequentially, non-interest income decreased 13% from first quarter 2009. The decrease was primarily due to lower net gains on sale of securities available-for-sale during second quarter 2009. Net gains on sales of securities available-for-sale were $220 thousand for second quarter 2009, compared to $785 thousand for first quarter 2009.

Non-interest Expense. Second quarter 2009 non-interest expense was $16.8 million, an increase of 13% from $14.8 million for the same period last year, primarily due to the increased FDIC insurance premiums. FDIC insurance premiums increased $2.2 million, or 738%, to $2.4 million for second quarter 2009, compared to $292 thousand for the same quarter of 2008. A portion of the increase is due to a one-time assessment fee of approximately $1.47 million in second quarter 2009.

Salaries and employee benefits expense decreased $905 thousand, or 12%, over the same quarter of the prior year, primarily due to decreases in bonus expense and in the number of full-time equivalent employees to 368 at June 30, 2009 from 410 at June 30, 2008.

Occupancy expense increased $337 thousand, or 16%, due to higher depreciation and amortization costs for the new branches opened in 2008 and 2009. Professional fees decreased $173 thousand, or 29%, over the same quarter of the prior year, primarily due to lower legal fees.

Sequentially, non-interest expense for second quarter 2009 increased by 7% from $15.2 million in first quarter 2009, primarily due to the one-time FDIC assessment of $1.47 million, partially offset by a decrease in credit related expenses of $502 thousand in second quarter 2009.

Income Taxes. The effective income tax benefit was 44% for second quarter 2009 compared to the effective income tax rate of 38% for second quarter 2008 and tax benefit of 48% for first quarter 2009. The effective tax benefit rates for the first and second quarters of 2009 were due to the effect of tax credits recognized in those periods.

Balance Sheet Summary

At June 30, 2009, total assets were $3.26 billion, an increase of 15% from $2.83 billion at March 31, 2009. The increase in assets was driven by substantial growth in core deposits, which were subsequently invested in liquid assets and securities.

Gross loans receivable were $2.08 billion at June 30, 2009, a decrease from $2.09 billion at March 31, 2009. Loan growth was impacted by stricter loan underwriting criteria and decreased loan demand during the first several months this year. New loan production was $80.5 million during second quarter 2009, compared to $62.8 million during first quarter 2009 and $146.2 million during second quarter 2008. Loan pay-offs, pay downs, amortization and other changes totaled $88.4 million during second quarter 2009, compared to $73.1 million during first quarter 2009 and $99.3 million during second quarter 2008. The Bank anticipates that loan originations will continue to increase in the second half of 2009, as the economy improves.

SBA loan originations were $2.9 million during second quarter 2009 compared to $570 thousand during first quarter 2009 and $12.9 million during second quarter 2008. There were no sales of SBA loans during the first and second quarters of 2009, compared to $12.0 million of SBA loan sales during second quarter 2008.

Total deposits were $2.44 billion at June 30, 2009, an increase of 16% from $2.10 billion at March 31, 2009. During second quarter 2009, core deposits increased $328.7 million, which was partially offset by an $87.6 million decrease in brokered deposits. The growth in core deposits was the result of successful marketing to non-Korean customers and a successful deposit campaign in connection with the opening of the Fort Lee, New Jersey branch during second quarter 2009.

Credit Quality

The Company recorded a provision for loan losses of $19.0 million in second quarter 2009, compared to $9.7 million for the same period of the prior year and $15.7 million in first quarter 2009. The increase in the provision for loan losses from first quarter 2009 was primarily due to the impact of higher net charge offs and higher loss migration factors on the allowance for loan losses.

Total watch list loans, defined as special mention and classified assets, were $170.2 million at June 30, 2009, a decline from $174.1 million at March 31, 2009. Special mention loans decreased to $53.3 million at June 30, 2009, from $68.4 million at March 31, 2009. Substandard loans increased to $112.6 million at June 30, 2009, from $98.4 million at March 31, 2009.

Total delinquent loans, 30 or more days delinquent, declined to $42.8 million at June 30, 2009 from $50.4 million at March 31, 2009. Since December 31, 2008, loans past due 30 – 59 days declined $5.6 million, loans past due 60 – 89 days increased $3.9 million, and loans over 90 days past due, including non-accrual loans, decreased $6.7 million, reflecting: 1) a decline in early stage delinquencies; and 2) the migration of previously identified delinquencies to resolution.

Non-performing loans at June 30, 2009 were $30.9 million, or 1.48% of total loans, compared to $41.3 million, or 1.98% of total loans, at March 31, 2009. Inflows to non-performing loans during second quarter 2009 included 30 loans totaling $5.9 million, of which three were large commercial real estate loans aggregating $3.5 million. Excluding the three loans mentioned above, the remaining inflows to non-performing loans averaged $88 thousand.

Non-performing assets at June 30, 2009 were $71.7 million, or 2.20% of total assets, compared to $77.3 million, or 2.74%, at March 31, 2009.

Net loan charge-offs during second quarter 2009 were $19.2 million, or 3.66% of average loans on an annualized basis, compared to $4.9 million, or 0.93% during second quarter 2008, and $8.6 million, or 1.63%, during first quarter 2009. Second quarter 2009 charge-offs included 73 loans averaging $266 thousand, of which four were large commercial real estate relationships aggregating $9.2 million and two were commercial loans aggregating $2.6 million. The remaining $7.4 million of charge-offs in second quarter 2009 primarily consisted of loans to retail businesses, averaging approximately $110 thousand per loan.

The allowance for loan losses at June 30, 2009 was $50.3 million, or 2.42% of gross loans receivable, compared to $50.5 million, or 2.42%, at March 31, 2009. The allowance for loan losses to non-performing loans was 163% at June 30, 2009, compared to 122% at March 31, 2009. Although the ending allowance at June 30, 2009 was comparable to March 31, 2009, the specific allowance for impaired loans declined due to higher net charge-offs, and the quantitative loss allowance increased to reflect higher loss migration factors due to charge-offs and loan classification downgrades. The qualitative loss allowance remained stable.

Impaired loans at June 30, 2009 were $81.7 million, a slight decline from $82.9 million at March 31, 2009. New impaired loans during the quarter included five commercial real estate loans aggregating $11.0 million and two commercial loans aggregating $2.4 million. Specific reserves for impaired loans were $13.3 million, or 16.3% of the aggregate gross loan amount at June 30, 2009, compared to $20.9 million, or 25.2%, at March 31, 2009. Excluding specific allowances for impaired loans, the allowance coverage on non-impaired loans was 1.85% at June 30, 2009, compared to 1.48% at March 31, 2009.

Capital

At June 30, 2009, the Company continued to exceed the regulatory capital requirements to be classified as a “well-capitalized institution.” The Leverage Ratio was 10.50% at June 30, 2009 compared to 11.95% at March 31, 2009. The Tier 1 Risk-based Ratio was 13.37% at June 30, 2009, compared to 14.03% at March 31, 2009. The Total Risk-based Ratio was 14.63% at June 30, 2009, compared to 15.30% at March 31, 2009.

At June 30, 2009, tangible common equity (TCE) represented 6.45% of tangible assets, compared to 7.74% at March 31, 2009. The decline in the TCE ratio is primarily attributable to the increase in assets during the quarter, most of which were liquid assets and GSE investment securities.

Outlook

Commenting on the outlook for the remainder of 2009, Ms. Kim said, “We are cautiously optimistic that the asset quality problems have leveled off. If so, it would most likely result in a lower level of charge-offs and loan loss provisioning going forward. In addition, we are well positioned to experience expansion in our net interest margin driven by gradually increasing loan yields in the existing portfolio, declining deposit costs as CDs re-price lower over the next two quarters, and the anticipated conversion of our excess liquidity into higher yielding loans. We believe that the combination of lower credit costs and an expanding net interest margin creates a more favorable profit outlook going forward,” said Ms. Kim.

Conference Call and Webcast

A conference call with simultaneous webcast to discuss the Company’s second quarter 2009 financial results will be held today, July 23, 2009 at 2:30 p.m. Pacific / 5:30 p.m. Eastern. Interested participants and investors may access the conference call by dialing 877-941-2927 (domestic) or 480-629-9725 (international), conference ID# 4116663. There will also be a live webcast of the call available at the Investor Relations section of Nara Bank’s web site at www.narabank.com.

After the live webcast, a replay will remain available in the Investor Relations section of Nara Bancorp’s web site. A replay of the call will be available at 800-406-7325 (domestic) or 303-590-3030 (international) through July 30, 2009, conference ID# 4116663.

About Nara Bancorp, Inc.

Nara Bancorp, Inc. is the parent company of Nara Bank, which was founded in 1989. Nara Bank is a full-service community bank headquartered in Los Angeles, with 22 branches and 2 loan production offices in the United States. Nara Bank operates full-service branches in California, New York and New Jersey, with loan production offices in Texas and Georgia. Nara Bank was founded specifically to serve the needs of Korean-Americans, one of the fastest-growing Asian ethnic communities over the past decade. Presently, Nara Bank serves a diverse group of customers mirroring its communities. Nara Bank specializes in core business banking products for small and medium-sized companies, with emphasis in commercial real estate and business lending, SBA lending and international trade financing. Nara Bank is a member of the FDIC and is an Equal Opportunity Lender. For more information on Nara Bank, visit our website at www.narabank.com. Nara Bancorp, Inc. stock is listed on NASDAQ under the symbol "NARA."

Forward-Looking Statements

This press release contains forward-looking statements including statements about future operations and projected full-year financial results that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements, including, but not limited to economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, and pricing. Readers should carefully review the risk factors and the information that could materially affect the Company’s financial results and business, described in documents the Company files from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and Annual Reports on Form 10-K, and particularly the discussion of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.

Nara Bancorp, Inc.
Consolidated Statements of Financial Condition
Unaudited (Dollars in Thousands)
Nara Bancorp, Inc.

Assets	6/30/2009	3/31/2009	% change	12/31/2008	% change	6/30/2008	% change

Cash and due from banks	$239,454	$44,705	436%	$30,057	697%	$41,963	471%
Federal funds sold	40,000	150,000	-73%	19,000	111%	14,500	176%
Securities available for sale, at fair value	745,792	430,219	73%	406,586	83%	291,343	156%
Federal Home Loan Bank and Federal Reserve Bank stock	24,325	22,255	9%	22,255	9%	23,817	2%
Loans held for sale, at the lower of cost or market	13,664	10,965	25%	9,821	39%	6,100	124%
Loans receivable	2,080,312	2,088,228	0%	2,098,443	-1%	2,120,706	-2%
Allowance for loan losses	(50,339)	(50,504)	0%	(43,419)	16%	(27,899)	80%
Net loans receivable	2,029,973	2,037,724	0%	2,055,024	-1%	2,092,807	(0)
Accrued interest receivable	10,187	8,276	23%	8,168	25%	8,334	22%
Premises and equipment, net	11,580	11,749	-1%	11,987	-3%	11,683	-1%
Bank owned life insurance	23,462	23,402	0%	23,349	0%	23,219	1%
Goodwill	2,509	2,509	0%	2,509	0%	2,697	-7%
Other intangible assets, net	1,330	1,474	-10%	1,627	-18%	1,963	-32%
Other assets	118,533	82,259	44%	81,671	45%	55,158	115%
Total assets	$3,260,809	$2,825,537	15%	$2,672,054	22%	$2,573,584	27%

Liabilities

Deposits	$2,439,795	$2,098,312	16%	$1,938,603	26%	$1,928,580	27%
Borrowings from Federal Home Loan Bank	350,000	350,000	0%	350,000	0%	350,000	0%
Subordinated debentures	39,268	39,268	0%	39,268	0%	39,268	0%
Accrued interest payable	10,921	9,273	18%	8,549	28%	7,943	37%
Other liabilities	139,406	38,999	257%	45,681	205%	20,114	593%
Total liabilities	2,979,390	2,535,852	17%	2,382,101	25%	2,345,905	27%

Stockholders' Equity

Preferred stock, $0.001 par value; authorized 10,000,000 undesignated shares; issued and outstanding 67,000, 67,000, 67,000 and 0 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A with a liquidation preference of $67,000,000 at June 30, 2009, March 31, 2009, December 31, 2008 and June 30, 2008, respectively	67,000	67,000	0%	67,000	0%	-	100%
Preferred stock discount	(4,202)	(4,434)	-5%	(4,664)	-10%	-	100%
Common stock, $0.001 par value; authorized, 40,000,000 shares; issued and outstanding, 26,256,960, 26,256,960, 26,246,560, and 26,197,560 shares at June 30, 2009, March 31, 2009, December 31, 2008 and June 30, 2008, respectively	26	26	0%	26	0%	26	0%
Common stock warrant	4,766	4,766	0%	4,766	0%	-	100%
Capital surplus	83,064	82,669	0%	82,077	1%	81,006	3%
Retained earnings	130,565	137,643	-5%	141,890	-8%	148,677	-12%
Accumulated other comprehensive income (loss), net	200	2,015	-90%	(1,142)	118%	(2,030)	110%
Total stockholders' equity	281,419	289,685	-3%	289,953	-3%	227,679	24%

Total liabilities and stockholders' equity	$3,260,809	$2,825,537	15%	$2,672,054	22%	$2,573,584	27%

Nara Bancorp, Inc.
Consolidated Statements of Income (Loss)
Unaudited (Dollars in Thousands, Except for Per Share Data)

	Three Months Ended,					Six Months Ended,
	6/30/2009	6/30/2008	% change	3/31/2009	% change	6/30/2009	6/30/2008	% change

Interest income:
Interest and fees on loans	$32,461	$37,699	-14%	$31,672	2%	$64,133	$78,063	-18%
Interest on securities	5,710	3,571	60%	4,320	32%	10,030	7,239	39%
Interest on federal funds sold and other investments	239	517	-54%	67	257%	306	845	-64%
Total interest income	38,410	41,787	-8%	36,059	7%	74,469	86,147	-14%

Interest expense:
Interest on deposits	13,365	13,578	-2%	11,825	13%	25,190	28,785	-12%
Interest on other borrowings	3,785	4,053	-7%	3,795	0%	7,580	8,596	-12%
Total interest expense	17,150	17,631	-3%	15,620	10%	32,770	37,381	-12%

Net interest income before provision for loan losses	21,260	24,156	-12%	20,439	4%	41,699	48,766	-14%
Provision for loan losses	19,000	9,652	97%	15,670	21%	34,670	14,645	137%
Net interest (expense) income after provision for loan losses	2,260	14,504	-84%	4,769	-53%	7,029	34,121	-79%

Non-interest income:
Service fees on deposit accounts	1,698	1,723	-1%	1,769	-4%	3,467	3,544	-2%
Net gains on sales of loans	542	626	-13%	450	20%	992	1,426	-30%
Net gains on sales of securities available-for-sale	220	393	-44%	785	-72%	1,005	860	17%
Net valuation gains (losses) on interest rate swaps	(151)	482	-131%	(116)	30%	(267)	175	-253%
Net losses on sales of OREO	(184)	-	100%	(130)	42%	(314)	-	100%
Other than temporary impairment on securities	-	(1,713)	100%	-	0%	-	(1,713)	100%
Other income and fees	1,660	1,814	-8%	1,607	3%	3,267	3,632	-10%
Total non-interest income	3,785	3,325	14%	4,365	-13%	8,150	7,924	3%

Non-interest expense:
Salaries and employee benefits	6,551	7,456	-12%	6,443	2%	12,994	15,092	-14%
Occupancy	2,484	2,147	16%	2,426	2%	4,910	4,310	14%
Furniture and equipment	736	707	4%	695	6%	1,431	1,416	1%
Advertising and marketing	505	653	-23%	457	11%	962	1,203	-20%
Data processing and communications	990	897	10%	901	10%	1,891	1,727	9%
Professional fees	428	601	-29%	678	-37%	1,106	1,133	-2%
FDIC assessment	2,446	292	738%	750	226%	3,196	601	432%
Other	2,682	2,087	29%	2,898	-7%	5,580	3,789	47%
Total non-interest expense	16,822	14,840	13%	15,248	10%	32,070	29,271	10%
Income (loss) before income taxes	(10,777)	2,989	-461%	(6,114)	76%	(16,891)	12,774	-232%
Income tax provision (benefit)	(4,769)	1,136	-520%	(2,934)	63%	(7,703)	5,148	-250%
Net income (loss)	$(6,008)	$1,853	-424%	$(3,180)	89%	(9,188)	7,626	-220%
Dividends and discount accretion on preferred stock	$(1,069)	$-	100%	$(1,068)	0%	(2,137)	-	100%
Net income (loss) available to common stockholders	$(7,077)	$1,853	-482%	$(4,248)	67%	$(11,325)	$7,626	-249%

Earnings (Loss) Per Common Share:
Basic	$(0.27)	$0.07		$(0.16)		$(0.43)	$0.29
Diluted	$(0.27)	$0.07		$(0.16)		$(0.43)	$0.29

Average Shares Outstanding:
Basic	26,256,960	26,195,035		26,250,258		26,253,627	26,194,353
Diluted	26,256,960	26,450,222		26,250,258		26,253,627	26,424,045

Nara Bancorp, Inc.
Supplemental Data
Unaudited (Dollars in Thousands, Except for Per Share Data)

	(Annualized) At or for the Three Months Ended,					(Annualized) At or for the Six Months Ended,
Profitability measures:	6/30/2009	6/30/2008	3/31/2009			6/30/2009	6/30/2008
ROA *	-0.80%	0.29%	-0.47%			-0.64%	0.61%
ROE *	-8.26%	3.18%	-4.36%			-6.31%	6.62%
Net interest margin	2.94%	3.97%	3.16%			3.04%	4.06%
Efficiency ratio	67.17%	54.00%	61.47%			64.33%	51.63%

* based on net income before effect of dividends and discount accretion on preferred stock

	Three Months Ended			Three Months Ended			Three Months Ended
	6/30/2009			6/30/2008			3/31/2009
		Interest	Annualized		Interest	Annualized		Interest	Annualized
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost
	(Dollars in thousands)			(Dollars in thousands)			(Dollars in thousands)
INTEREST EARNING ASSETS:

Gross loans, includes loans held for sale	$2,092,809	$32,461	6.20%	$2,096,825	$37,699	7.19%	$2,107,685	$31,672	6.01%
Securities available for sale	530,322	5,710	4.31%	283,782	3,571	5.03%	423,907	4,320	4.08%
FRB and FHLB stock and other investments	266,179	212	0.32%	25,311	371	5.86%	50,012	66	0.53%
Federal funds sold	5,934	27	1.82%	27,552	146	2.12%	2,267	1	0.18%
Total interest earning assets	$2,895,244	$38,410	5.31%	$2,433,470	$41,787	6.87%	$2,583,871	$36,059	5.58%

INTEREST BEARING LIABILITIES:
Deposits:
Demand, interest-bearing	$416,561	$2,417	2.32%	$263,094	$1,819	2.77%	$342,843	$2,265	2.64%
Savings	117,948	1,008	3.42%	143,161	1,340	3.74%	111,233	1,008	3.62%
Time deposits:
$100,000 or more	679,064	4,109	2.42%	769,301	7,046	3.66%	579,333	3,544	2.45%
Other	763,999	5,831	3.05%	362,194	3,373	3.73%	637,226	5,008	3.14%
Total time deposits	1,443,063	9,940	2.76%	1,131,495	10,419	3.68%	1,216,559	8,552	2.81%
Total interest bearing deposits	1,977,572	13,365	2.70%	1,537,750	13,578	3.53%	1,670,635	11,825	2.83%
FHLB advances	350,000	3,263	3.73%	365,379	3,413	3.74%	368,584	3,237	3.51%
Other borrowings	37,764	522	5.53%	38,214	640	6.70%	38,232	558	5.84%
Total interest bearing liabilities	2,365,336	$17,150	2.90%	1,941,343	$17,631	3.63%	2,077,451	$15,620	3.01%
Non-interest bearing demand deposits	297,089			337,229			289,637
Total funding liabilities / cost of funds	$2,662,425		2.58%	$2,278,572		3.10%	$2,367,088		2.64%
Net interest income / net interest spread		$21,260	2.41%		$24,156	3.24%		$20,439	2.57%
Net interest margin			2.94%			3.97%			3.16%
Net interest margin, excluding effect of
non-accrual loan income(expense)			2.96%			4.02%			3.23%
Net interest margin, excluding effect of
non-accrual loan income(expense) and prepayment fee income			2.94%			3.92%			3.20%

Non-accrual loan income (reversed) recognized		$(169)			$(292)			$(394)
Prepayment fee income received		145			580			147
Net		$(24)			$288			$(247)

Cost of deposits:
Non-interest bearing demand deposits	$297,089	$-		$337,229	$-		$289,637	$-
Interest bearing deposits	1,977,572	13,365	2.70%	1,537,750	13,578	3.53%	1,670,635	11,825	2.83%
Total deposits	$2,274,661	$13,365	2.35%	$1,874,979	$13,578	2.90%	$1,960,272	$11,825	2.41%

	Six Months Ended			Six Months Ended
	6/30/2009			6/30/2008
		Interest	Annualized		Interest	Annualized
	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Yield/Cost	Balance	Expense	Yield/Cost
	(Dollars in thousands)			(Dollars in thousands)
INTEREST EARNING ASSETS:

Gross loans, includes loans held for sale	$2,100,206	$64,133	6.11%	$2,076,180	$78,063	7.52%
Securities available for sale	477,424	10,030	4.20%	288,033	7,239	5.03%
FRB and FHLB stock and other investments	158,692	278	0.35%	24,126	686	5.69%
Federal funds sold	4,110	28	1.36%	14,529	159	2.19%
Total interest earning assets	$2,740,432	$74,469	5.43%	$2,402,868	$86,147	7.17%

INTEREST BEARING LIABILITIES:
Deposits:
Demand, interest-bearing	$379,905	$4,681	2.46%	$254,607	$3,730	2.93%
Savings	114,609	2,016	3.52%	139,878	2,648	3.79%
Time deposits:
$100,000 or more	629,474	7,654	2.43%	776,227	15,948	4.11%
Other	700,963	10,839	3.09%	314,677	6,459	4.11%
Total time deposits	1,330,437	18,493	2.78%	1,090,904	22,407	4.11%
Total interest bearing deposits	1,824,951	25,190	2.76%	1,485,389	28,785	3.88%
FHLB advances	359,252	6,499	3.62%	383,264	7,195	3.75%
Other borrowings	37,985	1,081	5.69%	37,917	1,401	7.39%
Total interest bearing liabilities	2,222,188	$32,770	2.95%	1,906,570	$37,381	3.92%
Non-interest bearing demand deposits	293,384			337,636
Total funding liabilities / cost of funds	$2,515,572		2.61%	$2,244,206		3.33%
Net interest income / net interest spread		$41,699	2.49%		$48,766	3.25%
Net interest margin			3.04%			4.06%
Net interest margin, excluding effect of
non-accrual loan income(expense)			3.08%			4.07%
Net interest margin, excluding effect of
non-accrual loan income(expense) and prepayment fee income			3.06%			4.00%

Non-accrual loan income (reversed) recognized		$(560)			$(133)
Prepayment fee income received		292			801
Net		$(268)			$668

Cost of deposits:
Non-interest bearing demand deposits	$293,384	$-		$337,636	$-
Interest bearing deposits	1,824,951	25,190	2.76%	1,485,389	28,785	3.88%
Total deposits	$2,118,335	$25,190	2.38%	$1,823,025	$28,785	3.16%

	For the Three Months Ended					For the Six Months Ended
	6/30/2009	6/30/2008	% change	3/31/2009	% change	6/30/2009	6/30/2008	% change
AVERAGE BALANCES
Gross loans, includes loans held for sale	$2,092,809	$2,096,825	0%	$2,107,685	-1%	2,100,206	2,076,180	1%
Investments	802,435	336,645	138%	476,186	69%	640,226	326,688	96%
Interest-earning assets	2,895,244	2,433,470	19%	2,583,871	12%	2,740,432	2,402,868	14%
Total assets	3,007,256	2,545,239	18%	2,697,622	11%	2,852,961	2,512,140	14%

Interest-bearing deposits	1,977,572	1,537,750	29%	1,670,635	18%	1,824,951	1,485,389	23%
Interest-bearing liabilities	2,365,336	1,941,343	22%	2,077,451	14%	2,222,188	1,906,570	17%
Non-interest-bearing demand deposits	297,089	337,229	-12%	289,637	3%	293,384	337,636	-13%
Stockholders' Equity	290,959	232,865	25%	291,908	0%	291,094	230,232	26%
Net interest earning assets	529,908	492,127	8%	506,420	5%	518,244	496,298	4%

LOAN PORTFOLIO COMPOSITION:	6/30/2009	3/31/2009	% change	12/31/2008	% change	6/30/2008	% change
Commercial loans	$556,793	$573,615	-3%	$598,556	-7%	$615,977	-10%
Real estate loans	1,502,048	1,491,480	1%	1,472,872	2%	1,474,204	2%
Consumer and other loans	23,069	24,633	-6%	28,520	-19%	32,140	-28%
Loans outstanding	2,081,910	2,089,728	0%	2,099,948	-1%	2,122,321	-2%
Unamortized deferred loan fees - net of costs	(1,598)	(1,500)	7%	(1,505)	6%	(1,615)	-1%
Loans, net of deferred loan fees and costs	2,080,312	2,088,228	0%	2,098,443	-1%	2,120,706	-2%
Allowance for loan losses	(50,339)	(50,504)	0%	(43,419)	16%	(27,899)	80%
Loan receivable, net	$2,029,973	$2,037,724	0%	$2,055,024	-1%	$2,092,807	-3%

DEPOSIT COMPOSITION	6/30/2009	3/31/2009	% Change	12/31/2008	% Change	6/30/2008	% Change
Non-interest-bearing demand deposits	$318,874	$297,540	7%	$303,656	5%	$351,188	-9%
Money market and other	517,020	364,297	42%	306,478	69%	266,988	94%
Saving deposits	129,120	113,614	14%	113,186	14%	146,362	-12%
Time deposits of $100,000 or more	763,088	590,342	29%	626,850	22%	800,255	-5%
Other time deposits	711,693	732,519	-3%	588,433	21%	363,787	96%
Total deposit balances	$2,439,795	$2,098,312	16%	$1,938,603	26%	$1,928,580	27%

DEPOSIT COMPOSITION (%)	6/30/2009	3/31/2009	12/31/2008	6/30/2008
Non-interest-bearing demand deposits	13.1%	14.2%	15.7%	18.2%
Money market and other	21.2%	17.4%	15.8%	13.8%
Saving deposits	5.3%	5.4%	5.8%	7.6%
Time deposits of $100,000 or more	31.3%	28.1%	32.3%	41.5%
Other time deposits	29.1%	34.9%	30.4%	18.9%
Total deposit balances	100.0%	100.0%	100.0%	100.0%

CAPITAL RATIOS	6/30/2009	3/31/2009	12/31/2008	6/30/2008
Total stockholders' equity	$281,419	$289,685	$289,953	$227,679
Tier 1 risk-based capital ratio	13.37%	14.03%	14.32%	11.53%
Total risk-based capital ratio	14.63%	15.30%	15.58%	12.76%
Tier 1 leverage ratio	10.50%	11.95%	12.61%	10.35%
Book value per share *	$8.14	$8.47	$8.49	$8.69
Tangible common equity per share *	$8.00	$8.32	$8.33	$8.51
Tangible common equity to tangible assets *	6.45%	7.74%	8.20%	8.68%

* excludes TARP preferred stock and stock warrants of $67.0 million

	For the Three Months Ended					For the Six Months Ended
ALLOWANCE FOR LOAN LOSSES:	6/30/2009	3/31/2009	% Change	6/30/2008	% Change	6/30/2009	6/30/2008	% Change
Balance at Beginning of Period	$50,504	$43,419	16%	$23,116	118%	$43,419	$20,035	117%
Provision for Loan Losses	19,000	15,670	21%	9,652	97%	34,670	14,645	137%
Recoveries	251	83	202%	58	333%	334	105	218%
Charge Offs	(19,416)	(8,668)	124%	(4,927)	294%	(28,084)	(6,886)	308%
Balance at End of Period	$50,339	$50,504	0%	$27,899	80%	$50,339	$27,899	80%
Net charge-off/Average gross loans (annualized)	3.66%	1.63%		0.93%		2.64%	0.65%

NON-PERFORMING ASSETS	6/30/2009	3/31/2009	12/31/2008	6/30/2008
Delinquent Loans 90 days or more on Non-Accrual Status	$30,850	$41,330	$37,580	$25,222
Delinquent Loans 90 days or more on Accrual Status	-	7	-	-
Total Non-Performing Loans	30,850	41,337	37,580	25,222
Other real estate owned	3,805	4,822	2,969	-
Restructured Loans	37,026	31,131	3,256	1,414
Total Non-Performing Assets	$71,681	$77,290	$43,805	$26,636
Non-Performing Assets/ Total Assets	2.20%	2.74%	1.64%	1.03%
Non-Performing Loans/ Gross Loans	1.48%	1.98%	1.79%	1.19%
Allowance for loan losses/ Gross Loans	2.42%	2.42%	2.07%	1.32%
Allowance for loan losses/ Non-Performing Loans	163%	122%	116%	111%

	For the Three Months Ended,					For the Six Months Ended,
PTPP COVERAGE	6/30/2009	3/31/2009	12/31/2008	9/30/2008	6/30/2008	6/30/2009	6/30/2008
Pre Tax - Pre Provision income	$8,223	$9,556	$11,013	$14,773	$12,641	$17,779	$27,419
Provision for loan losses	(19,000)	(15,670)	(28,000)	(6,180)	(9,652)	(34,670)	(14,645)
Income (loss) before income taxes	$(10,777)	$(6,114)	$(16,987)	$8,593	$2,989	$(16,891)	$12,774

	For the Three Months Ended,					For the Six Months Ended,
NET CHARGED OFF LOANS BY TYPE	6/30/2009	3/31/2009	12/31/2008	9/30/2008	6/30/2008	6/30/2009	6/30/2008
Real Estate Loans	$12,410	$2,121	$2,613	$2,128	$2,441	$14,531	$2,688
Commercial Loans	6,608	5,204	9,685	4,053	2,331	11,812	3,862
Consumer Loans	147	1,260	89	92	97	1,407	231
Total Net Charge-offs	$19,165	$8,585	$12,387	$6,273	$4,869	$27,750	$6,781

DELINQUENT LOANS BY DAYS PAST DUE	6/30/2009	3/31/2009	12/31/2008	9/30/2008	6/30/2008
30 - 59 Days	$5,364	$8,272	$10,967	$10,486	$4,494
60 - 89 Days	6,593	838	2,668	2,792	3,264
90 days or more and accruing	-	7	-	-	-
Non-accrual	30,850	41,330	37,580	30,501	25,222
Total Delinquent Loans	$42,807	$50,447	$51,215	$43,779	$32,980

DELINQUENT LOANS BY TYPE*	6/30/2009	3/31/2009	12/31/2008	9/30/2008	6/30/2008
Real Estate Loans	$28,242	$31,823	$28,409	$18,681	$19,247
Commercial Loans	14,041	18,076	21,030	24,151	13,085
Consumer Loans	524	548	1,776	947	648
Total Delinquent Loans	$42,807	$50,447	$51,215	$43,779	$32,980
* Delinquent over 30 days, including non-accrual loans

NON-ACCRUAL LOANS BY TYPE	6/30/2009	3/31/2009	12/31/2008	9/30/2008	6/30/2008
Real Estate Loans	$20,515	$26,153	$21,759	$11,410	$15,451
Commercial Loans	10,072	14,876	14,379	18,885	9,467
Consumer Loans	263	301	1,442	206	304
Total Non-accrual Loans	$30,850	$41,330	$37,580	$30,501	$25,222

WATCH LIST LOANS	6/30/2009	3/31/2009	12/31/2008	9/30/2008	6/30/2008
Special Mention	$53,277	$68,388	$71,169	$38,461	$12,835
Substandard	112,641	98,412	55,622	44,580	41,991
Doubtful	4,237	7,288	9,883	7,306	3,246
Loss	-	8	-	-	11
Total Watch List Loans	$170,155	$174,096	$136,674	$90,347	$58,083

CONTACT:
Investors and Financial Media:
Nara Bancorp, Inc.
Tony Rossi, Financial Relations Board
213-486-6545